Exhibit 99.1

C4 Therapeutics Reports Second Quarter 2026 Financial Results and Recent Business Highlights

Cemsidomide’s Ongoing Phase 2 MOMENTUM Trial and Phase 1b Trial in Combination With Elranatamab Remain on Track to Deliver Clinical Data Readouts in 2027

Phase 1 Data Presented at European Hematology Association (EHA) 2026 Congress Further Support Cemsidomide’s Potential Best-in-Class Profile in Multiple Myeloma

Phase 1b Trial of Cemsidomide in Combination With Approved Standard of Care Multiple Myeloma Therapies On Track to Initiate in 1H 2027

WATERTOWN, Mass., August 11, 2026 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation (TPD) science, today reported financial results for the second quarter ended June 30, 2026, as well as recent business highlights.

“The first half of 2026 was a period of execution for cemsidomide, our next-generation IKZF1/3 degrader, and our clinical development plan. At the EHA Congress in June, we presented clinical data that further supported cemsidomide’s differentiated and potential best-in-class profile for the treatment of relapsed refractory multiple myeloma. In addition, insights from our June KOL webinar underscored the importance of IKZF1/3 degradation as a foundational mechanism in multiple myeloma and highlighted the potential for next-generation IKZF1/3 degraders to become a cornerstone therapy across the disease continuum,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “As we enter the second half of the year, we remain focused on advancing the Phase 2 MOMENTUM trial, the Phase 1b combination trial with elranatamab and start-up activities for our additional Phase 1b combination trial with approved standard-of-care multiple myeloma therapies. Together, these studies are expected to generate clinical milestones in 2027 and beyond and will support our vision of establishing cemsidomide as a potential backbone therapy for combination regimens in multiple myeloma.”

SECOND QUARTER 2026 UPDATES AND RECENT ACHIEVEMENTS

•The ongoing Phase 2 MOMENTUM trial evaluating cemsidomide in combination with dexamethasone in late-line multiple myeloma (MM) treatment is on track to complete enrollment in the first quarter of 2027. The initial investigator-assessed overall response rate (ORR) data are expected in the second half of 2027.

•The ongoing Phase 1b trial evaluating cemsidomide and dexamethasone in combination with elranatamab (ELREXFIO®), a B-cell maturation antigen CD3 targeted bispecific antibody, in earlier lines of MM treatment continues to progress. C4T expects to provide an update on the dose escalation progress in the second half of 2026 with data from all cohorts expected in mid-2027.

•Study start-up activities are underway for an additional Phase 1b trial evaluating cemsidomide across two treatment arms for relapsed refractory MM patients: (1) cemsidomide, dexamethasone, daratumumab, a CD38 antibody, and (2) cemsidomide, dexamethasone, carfilzomib, a proteasome inhibitor. The trial is expected to initiate in the first half of 2027 with the goal to characterize cemsidomide’s dose and safety with approved standard of care MM therapies.

•A poster presentation was accepted at the International Myeloma Society (IMS) Annual Meeting, featuring additional biomarker data on cemsidomide’s immunomodulatory effects on T cells and natural killer (NK) cells in combination with dexamethasone. These data further support cemsidomide’s potential as a combination partner for immune-based therapies. The meeting will take place September 23–26, 2026, in Glasgow, Scotland.

•Further analysis from the Phase 1 trial evaluating cemsidomide in combination with dexamethasone was presented at the EHA 2026 Congress supporting its differentiated safety profile and compelling anti-myeloma activity in a heavily pretreated relapsed refractory MM patient population. At the two highest dose levels evaluated (75 µg and 100 µg), responses deepened over time and demonstrated a 40% ORR and a 53% ORR, respectively, including one stringent complete response and two complete responses. Two patients also achieved minimal residual disease negativity. Across all doses there were no cemsidomide-related discontinuations and minimal dose reductions were observed. These data further support cemsidomide’s potential best-in-class profile.

•C4T entered into a new collaboration agreement with Roche in April 2026 to advance research in the emerging degrader-antibody conjugate (DAC) modality. C4T and Roche are combining antibody-drug conjugation and targeted protein degradation to develop a new way to treat cancers. In May 2026, C4T received an upfront payment of $20 million.

•C4T raised approximately $33.5 million in net proceeds in the second quarter through its at-the-market (ATM) program. The proceeds are expected to support the continued advancement of cemsidomide, including the additional Phase 1b trial and Phase 3 trial planning activities and execution efforts.

•C4T hosted an educational KOL webinar featuring Nisha Joseph, M.D., associate professor at the Winship Cancer Institute at Emory University and investigator in the cemsidomide clinical trials. The event highlighted the evolving MM landscape, the foundational role of IKZF1/3 degradation and cemsidomide’s differentiated profile. An archived replay of the webinar is available under “Events and Presentations” within the Investors section of C4T’s website.

UPCOMING MILESTONES

•IMS Annual Meeting, September 23 - 26, 2026: Present a poster featuring additional biomarker data on cemsidomide’s immunomodulatory effects on T cells and NK cells in combination with dexamethasone.

•2H 2026: Provide an update on the dose escalation progress from the Phase 1b trial evaluating the combination of cemsidomide, dexamethasone, and elranatamab.

•By year-end 2026: Deliver at least one development candidate to a collaboration partner and advance collaborations toward key milestones.

UPCOMING INVESTOR EVENTS

•September 9, 2026: Management will participate in the 2026 Cantor Global Healthcare Conference taking place in New York, NY from September 9 – September 11, 2026.

•September 10, 2026, at 11:00 am ET: Management will participate in a fireside chat at the 2026 Wells Fargo Healthcare Conference taking place in Boston, MA from September 8 – September 10, 2026.

SECOND QUARTER 2026 FINANCIAL RESULTS

Revenue: Total revenue for the second quarter of 2026 was $6.6 million, compared to $6.5 million for the second quarter of 2025. The increase was primarily related to revenue recognized under the new Roche DAC collaboration agreement, offset by a decrease in revenue from the conclusion of certain research activities associated with the collaborations with Merck and Merck KGaA, Darmstadt Germany.

Research and Development (R&D) Expense: R&D expense for the second quarter of 2026 was $24.5 million, compared to $26.2 million for the second quarter of 2025. The decrease in R&D expense was primarily due to lower personnel costs resulting from reduced stock-based compensation expense.

General and Administrative (G&A) Expense: G&A expense for the second quarter of 2026 was $8.6 million, compared to $8.8 million for the second quarter of 2025. The decrease in G&A expense was primarily due to lower personnel costs resulting from reduced stock-based compensation expense.

Net Loss and Net Loss per Share: Net loss for the second quarter of 2026 was $23.6 million, compared to $26.0 million for the second quarter of 2025. Net loss per share for the second quarter of 2026 was $0.18, compared to $0.37 for the second quarter of 2025.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of June 30, 2026, were $300.4 million, compared to $268.3 million as of March 31, 2026, and $297.1 million as of December 31, 2025. The increase in cash, cash equivalents and marketable securities during the second quarter of 2026 primarily reflects $33.5 million in net proceeds from the company’s ATM program and a $20.0 million upfront payment related to its collaboration with Roche, offset by cash used to fund operations and advance programs. The company expects that its current cash, cash equivalents and marketable securities will fund its operations to the end of 2028.

About Cemsidomide
Cemsidomide is an investigational, next-generation orally bioavailable MonoDAC® degrader (molecular glue) of IKZF1/3, transcription factors foundational to multiple myeloma biology. Data from the fully enrolled Phase 1 trial show cemsidomide’s differentiated safety and tolerability profile and potentially class-leading anti-myeloma activity that supports the potential for durable outcomes.

About the MOMENTUM Trial
MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed/refracTory mUltiple Myeloma) is a Phase 2, open-label, single-arm study to evaluate the efficacy and safety of cemsidomide in combination with dexamethasone in patients with relapsed/refractory multiple myeloma. Data from the Phase 1 trial identified 100 µg as the recommended Phase 2 dose. The primary endpoint is overall response rate per International Myeloma Working Group response criteria, as assessed by an independent review committee. Approximately 100 patients who have received at least three prior anti-myeloma regimens that must have included an IKZF1/3 degrader, a proteasome inhibitor, an anti-CD38 antibody, and a T-cell engager or CAR-T therapy will be enrolled in the trial. More information is available at clinicaltrials.gov (NCT07284758).

About Cemsidomide in Combination With Elranatamab (ELREXFIO®)
The Phase 1b trial is designed to evaluate the safety, tolerability and preliminary efficacy of cemsidomide and dexamethasone in combination with elranatamab, an FDA-approved B-cell maturation antigen CD3 targeted bispecific antibody. Data generated from the cemsidomide Phase 1 trial in relapsed/refractory multiple myeloma demonstrate robust T-cell activation and cytokine expression across multiple doses. By activating immune T-cells, cemsidomide, when combined with a BCMAxCD3 bispecific such as elranatamab, may amplify the anti-myeloma immune response and lead to deeper and more durable responses. The study will evaluate different cemsidomide dose levels (beginning with 75 µg, with the opportunity to simultaneously explore 50 µg and 100 µg) in patients who have received one to four prior lines of therapy, which must have consisted of at least one IKZF1/3 degrader. Exclusion criteria for patients include those who have received prior treatment with a BCMA-directed T-cell engager or BCMA-directed CAR-T therapy. More information is available at clinicaltrials.gov (NCT07280013).

About Multiple Myeloma
Multiple myeloma is a blood cancer that affects plasma cells in the bone marrow. It is the second most common blood cancer, with approximately 36,000 people in the United States diagnosed each year. Multiple myeloma is characterized by cycles of remission and relapses, which leads to patients needing multiple lines of therapy to manage this persistent disease. More than 175,000 patients in the United States are estimated to be living with or in remission from myeloma. However, despite treatment advances, approximately 40% of patients do not survive beyond five years.

About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.

Forward Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding the Company’s ability to develop potential therapies for patients; the design and potential efficacy of the Company’s therapeutic approaches; the predictive capability of the Company’s TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC® degraders; the potential timing, design and advancement of the Company’s preclinical studies and clinical trials, including the Company’s Phase 2 MOMENTUM trial, Phase 1b combination trials, and Phase 3 trial planning activities, and the potential timing for and receipt of regulatory authorization, clinical trial initiation and patient enrollment; the potential timing and/or receipt of regulatory approval for the Company’s product candidates; the anticipated timing and content of presentations of data from the Company’s clinical trials; and expectations for the Company’s uses of capital, expenses and financial results, including its cash runway to the end of 2028. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for the Company’s product candidates; the risk that any one or more of the Company’s product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund the Company’s future operations will be available to the Company on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$300,449	$297,100
Total assets	359,404	359,075
Deferred revenue	40,375	28,334
Total stockholders' equity	247,265	256,587

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue from collaboration agreements	$6,641	$6,463	$12,793	$13,701
Operating expenses:
Research and development	24,471	26,197	49,077	53,269
General and administrative	8,593	8,767	17,924	18,097
Total operating expenses	33,064	34,964	67,001	71,366
Loss from operations	(26,423)	(28,501)	(54,208)	(57,665)
Other income, net:
Interest and other income, net	2,788	2,481	5,444	5,323
Total other income, net	2,788	2,481	5,444	5,323
Net loss	$(23,635)	$(26,020)	$(48,764)	$(52,342)
Net loss per share − basic and diluted	$(0.18)	$(0.37)	$(0.38)	$(0.74)
Weighted-average shares outstanding − basic and diluted	130,696,742	71,005,743	128,398,417	70,919,871